EXHIBIT 5.1

                                April 27, 2001

Telenetics Corporation
25111 Arctic Ocean
Lake Forest, CA  92630

                  Re: Registration Statement on Form S-3 re 6,553,148 Shares of Common Stock (Registration No. 333-57334)
                           ---------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Telenetics Corporation, a California corporation ("Company"), in connection with the filing of a registration statement to which this opinion is an exhibit ("Registration Statement") with respect to the offer and sale of up to an aggregate of 6,553,148 shares of the Company's common stock, no par value per share ("Shares"), for resale by the beneficial owners thereof ("Selling Security Holders") as described in the Registration Statement. The Shares consist of the following:

         1. Outstanding shares of common stock ("Outstanding Shares") comprising:

                  (a) 200,000 shares of common stock that were issued in connection with a Settlement Agreement and Mutual Release dated November 6, 2000 (the November Settlement");

                  (b) 287,572 shares of common stock that were issued in connection with a September 2000 private placement of units consisting of common stock and warrants to purchase common stock (the "September Common Stock Offering");

                  (c) 200,000 shares of common stock that were issued in connection with a settlement with Coleman & Company Securities, Inc.; and

                  (d) 147,990 shares of common stock that were issued to California Integration Coordinators, Inc. in lieu of paying cash to retire a trade debt.


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Telenetics Corporation
April 27, 2001
Page 2

         2. Shares of common stock ("Warrant Shares") underlying the following warrants ("Warrants"):

                  (a) Warrants to purchase up to 150,000 shares of common stock, which warrants were issued in connection with the November Settlement;

                  (b) Warrants to purchase up to 71,893 shares of common stock, which warrants were issued in connection with the September Common Stock Offering; and

                  (c) Warrants to purchase up to 52,000 shares of common stock, which warrants were issued in connection with a September 2000 offering of 8% convertible subordinated unsecured promissory notes (the "Note Offering");

                  (d) Warrants to purchase up to 265,000 shares of common stock, which warrants were issued in connection with an October 2000 private placement (the "May Davis Offering") of shares of Series A Convertible Preferred Stock ("Series A Stock"); and

                  (e) Warrants to purchase up to 1,167,118 shares of common stock, which warrants were issued in connection with an April 1999 private placement of Series A 7.0% Convertible Redeemable Preferred Stock.

         3. Shares of common stock ("Note Shares") underlying outstanding convertible promissory notes ("Notes"), as follows:

                  (a) 162,594 shares of common stock that may become issuable upon conversion of notes issued in the Note Offering; and

                  (b) 46,982 shares of common stock that may become issuable upon conversion of a note issued to Daniel
                           A. Blattman.

         4. An aggregate of 302,000 shares of common stock ("Option Shares") underlying options ("Options") granted to employees of the Company.

         5. An aggregate of 3,499,999 shares of common stock ("Series A Shares") that may become issuable upon conversion of shares of Series A Stock.

         We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copied documents, and, except with respect to the Company, that all individuals executing and delivering such documents were duly authorized to do so. We have also assumed that the Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.


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Telenetics Corporation
April 27, 2001
Page 3

         Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Outstanding Shares are validly issued, fully paid and non-assessable.

         2. The Note Shares, Series A Shares, Warrant Shares and Option Shares have been duly authorized and reserved. The Note Shares, when issued upon conversion of the principal and interest of each of the Notes in accordance with their terms, including payment of the applicable conversion price, the Series A Shares, when issued upon conversion of the Series A Stock in accordance with the terms of the certificate of determination governing the Series A Stock, including payment of the applicable conversion price, and the Warrant Shares and Option Shares, when issued upon exercise of each of the Warrants and Options in accordance with their terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.

         You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the laws of the State of California and federal law as in effect on the date hereof, exclusive of state securities and blue sky laws, rules and regulations, and to all facts as they presently exist.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                                     Very truly yours,

                                                     /S/ RUTAN & TUCKER, LLP